TEP FUND INC.,
                            C/o S. Tabb & Tocqueville
                            1675 Broadway, 16th Floor
                              New York, N.Y. 10019
                                  212-698-0835


In response to Item # 17 regarding 77-K of the N-SAR "As stated in our midyear letter our former CPA firm resigned because under the new Sarbanes-Oxley Act they did not have sufficient partners to provide for the required rotation of partners. That was the sole reason for their resignation. See attached letter from Pustorino, Puglisi & Co., LLP.

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                   [PUSTORINO, PUGLISI & CO., LLP LETTERHEAD]

May 28, 2003

Board of Directors
Tep Fund, Inc.
c/o Tocqueville
1675 Broadway, 16th Floor
New York, NY  10019

Dear Sirs/Madams:

As you are aware, Pustorino, Puglisi & Co., LLP has made a request to Stephen Tabb that we be replaced as auditors of Tep Fund, Inc. effectively immediately. Our decision to terminate our relationship with the Fund was caused by provisions in the recently passed Sarbanes-Oxley legislation. This legislation requires, among other things, rotation of partners within each audit firm every 5 years on all SEC reporting clients for firms which audit 5 or more registrants. Our firm has 5 audit partners. Including Tep Fund, we currently perform audits on 5 SEC reporting companies. We have determined that it is not possible for our firm to comply with the new partner rotation regulation given our current structure. We therefore have found it necessary to reduce our number of SEC reporting entities to 4. We are very sorry that the current legislative environment has caused us to take this action.

During our relationship with Tep Fund since 1995, nothing has come to our attention that would cause a qualification to our opinion on the financial statements nor was there any disagreement between our firm and management about the treatment or disclosure relating to any material accounting issues. It has been a pleasure to serve as your auditors for the past 8 years.

Sincerely,

/s/ James Anziano

James Anziano
Pustorino, Publisi & Co., LLP